Exhibit 99.1

Contact: Stewart E. McClure, Jr.
President & CEO
908-630-5000

SOMERSET HILLS BANCORP ANNOUNCES REDEMPTION OF
PREFERRED STOCK ISSUED TO U.S. TREASURY

BERNARDSVILLE, N.J., May 20, 2009 (GLOBE NEWSWIRE) - Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) announced today that it redeemed all $7.4 million in Series A Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program.

As a result of the redemption, the Company expects to record an accelerated accretion charge during the second quarter of 2009 of approximately $200,000, representing the difference between the redemption price and the carrying value of the Preferred Stock.  Accrued dividends and accretion of discount on the Preferred Stock through the redemption date and the aforementioned accelerated accretion charge have no impact on net income, but will reduce net income available to common and earnings per common share.

The Company expects to notify Treasury within the next few weeks of its intention to negotiate the repurchase of warrants that were also issued to the Treasury pursuant to the Capital Purchase Program.  The Company can provide no assurance that the warrants will be repurchased.

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey. Somerset Hills Bank focuses its banking activities on small to medium-sized businesses, high net worth individuals, professional practices, and consumer and retail customers.